Exhibit 99.1

For Immediate Release

LIPOCINE PRICES $25 MILLION

UNDERWRITTEN PUBLIC OFFERING OF COMMON STOCK

SALT LAKE CITY (January 26, 2021) - Lipocine Inc. (NASDAQ:LPCN), a clinical-stage biopharmaceutical company focused on metabolic and endocrine disorders, today announced the pricing of an underwritten public offering of 14,285,714 shares of its common stock, offered at a price of $1.75 to the public. Additionally, the Company has granted the underwriters a 30-day option to purchase up to an additional 2,142,857 shares of common stock. All of the shares in the offering are being offered by the Company. The offering is expected to close on or about January 28, 2021, subject to customary closing conditions. The gross proceeds to the Company from this offering are expected to be approximately $25.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. This amount assumes no exercise of the underwriters’ option.

The Company intends to use the net proceeds from this offering for general corporate purposes. General corporate purposes may include additions to working capital and capital expenditures. The Company has not yet determined the amount of net proceeds to be used specifically for any particular purpose or the timing of these expenditures.

Raymond James & Associates, Inc. is acting as sole book-running manager and Ladenburg Thalmann & Co. Inc. is acting as co-manager for the public offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (No. 333-250072) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on November 23, 2020. A preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s web site at www.sec.gov. Copies of the preliminary prospectus supplement and accompanying prospectus, and when available, copies of the final prospectus supplement and accompanying prospectus may also be obtained from Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716, by telephone at (800) 248-8863 or by e-mail at prospectus@raymondjames.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Lipocine Inc.

Lipocine Inc. (“Lipocine”) is a clinical-stage biopharmaceutical company focused on metabolic and endocrine disorders using its proprietary drug delivery technologies. Lipocine's clinical development pipeline includes: TLANDO, LPCN 1144, TLANDO XR, LPCN 1148 and LPCN 1107. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate, has received tentative approval from the U.S. Food and Drug Administration (the “FDA”) for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. LPCN 1144, an oral prodrug of bioidentical testosterone, recently completed a proof-of-concept clinical study demonstrating the potential utility in the treatment of non-cirrhotic NASH. LPCN 1144 is currently being studied in a Phase 2 clinical study.  TLANDO XR, a novel oral prodrug of testosterone, originated and is being developed by Lipocine as a next-generation oral testosterone product with potential for once-daily dosing. In a Phase 2 clinical evaluation when administered once daily or twice daily, TLANDO XR met the typical primary and secondary end points. LPCN 1148 is an oral prodrug of bioidentical testosterone targeted for the treatment of cirrhosis. LPCN 1107 is potentially the first oral hydroxyprogesterone caproate product candidate indicated for the prevention of recurrent preterm birth and has been granted orphan drug designation by the FDA. For more information, please visit www.lipocine.com.

Forward-Looking Statements

This release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts, including statements regarding the closing of the proposed offering of securities, our intended use of proceeds and other statements that are not historical facts. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks that the offering of common stock may not close, the funds raised are uncertain, the funds raised, if any, may not meet our needs and the terms may not be advantageous to us, risks that the FDA will not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans not being realized, new regulatory developments and requirements, risks related to the FDA approval process including the receipt of regulatory approvals, the results and timing of clinical trials, patient acceptance of Lipocine's products, the manufacturing and commercialization of Lipocine's products, and other risks detailed in Lipocine's filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

CONTACTS:

Morgan Brown

Executive Vice President & Chief Financial Officer

Phone: (801) 994-7383

mb@lipocine.com

Hans Vitzthum

Phone: (617) 535-7743

hans@lifesciadvisors.com

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